ELECTROGLAS ANNOUNCES FIRST QUARTER

Fiscal 2008 Results

SAN JOSE, CALIF. —September 20, 2007— Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probing and software solutions for the semiconductor industry, today reported its operating results for the first fiscal quarter ended September 1, 2007.

Revenue for the first quarter of fiscal 2008 was $10.5 million. Net loss on a GAAP (Generally Accepted Accounting Principles) basis was $3.3 million, or $0.13 per share and $0.11 on a pro forma basis.  A reconciliation of pro forma operating results to GAAP results is included below.

Second Fiscal Quarter 2008 Business Outlook
Electroglas expects revenue for the second fiscal quarter of 2008 to increase to the $11-$13 million range and improving through the year as the Company’s products are adopted by new and existing customers.

Investor Conference Call Details
Electroglas’ management plans to hold a teleconference on its first fiscal quarter results, along with its outlook for the second fiscal quarter 2008, today beginning at 2:00 p.m. PT, 5:00 p.m. ET.  Interested parties who wish to attend the teleconference may call (877) 753-5186 (United States); Conference ID is 16558026, and are asked to do so approximately 10 minutes before the teleconference is scheduled to begin.  No reservations are required.  The teleconference will be available via webcast from the Company’s website at www.electroglas.com.

About Electroglas
Electroglas is a leading supplier of innovative wafer probers and software solutions for the semiconductor industry.  For more than 40 years, Electroglas has helped integrated device manufacturers (IDMs), wafer foundries and outsourced assembly and test (OSAT) suppliers improve the overall effectiveness of semiconductor manufacturers’ wafer testing. Headquartered in San Jose, California, the company has shipped more than 15,000 systems worldwide. Electroglas’ stock trades on the NASDAQ Global Market under the symbol “EGLS.” More information about the company and its products is available at www.electroglas.com.

Safe Harbor Statement
This news release contains forward-looking statements including statements relating to Electroglas’ business outlook; and expectations regarding revenue and new product adoption in the second fiscal quarter of 2008.  These forward-looking statements involve risks and uncertainties including, but not limited to, the risk of adverse changes in global and domestic economic conditions, a prolonged downturn in the semiconductor and electronics industries, a downturn or decrease in customer utilization rates, unforeseen technical difficulties related to the development and manufacture of Electroglas’ products, and a failure of its new products to achieve broad market acceptance as a result of competing technologies.  Electroglas assumes no obligation to update this information.  For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas’ business in general, see the risk disclosures in Electroglas’ SEC filings, including its most recent annual report on Form 10-K for the year ended May 31, 2007, its quarterly reports on Form 10-Q and periodic reports on Form 8-K filed from time to time with the SEC.

- Condensed Financial Statements Attached -

ELECTROGLAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)

	Three months ended
	September 1, 2007	September 2, 2006
	(unaudited)	(unaudited)

Net sales	$10,491	$13,533
Cost of sales	6,895	11,550
Gross profit	3,596	1,983
Operating expenses:
Engineering, research, and development	2,250	2,743
Sales, general and administrative	3,738	4,960
Restructuring and impairment charges	273	-
Total operating expenses	6,261	7,703
Operating loss	(2,665)	(5,720)
Interest expense, net	(93)	(56)
Other expense, net	(172)	(45)
Loss before income taxes	(2,930)	(5,821)
Provision for income taxes	368	4
Net loss	$(3,298)	$(5,825)

Net loss per share, basic and diluted	$(0.13)	$(0.22)

Shares used in basic and diluted calculations	26,326	26,259

Reconciliation of GAAP to Non-GAAP Financial Measures Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), Electroglas also discloses non-GAAP results of operations that exclude certain unusual charges, gains, or benefits.  Electroglas reports non-GAAP results in order to better assess and reflect operating performance.  These results are provided as a complement to results provided in accordance with GAAP.  Management believes the non-GAAP measure helps indicate underlying trends in Electroglas’ business, and management uses non-GAAP measures to establish operational goals.  Non-GAAP information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP.

The following is a reconciliation of GAAP loss to non-GAAP net loss (in thousands):

	Three months ended
	September 1, 2007	September 2, 2006
	(unaudited)	(unaudited)

GAAP loss before income taxes	$(2,930)	$(5,821)
Non-GAAP adjustments:
Inventory Provision (1)	-	3,386
Restructuring and impairment charges	273	-
Non-GAAP loss before income taxes	(2,657)	(2,435)
Income tax provision (benefit)	368	4
Non-GAAP net loss	$(3,025)	$(2,439)
Non-GAAP net loss per share, basic and diluted	$(0.11)	$(0.09)

The following is a reconciliation of GAAP gross profit to non-GAAP gross profit (in thousands):

	Three months ended
	September 1, 2007	September 2, 2006
	(unaudited)	(unaudited)

GAAP gross profit	$3,596	$1,983
Non-GAAP adjustments:
Inventory provision (1)	-	3,386
Non-GAAP gross profit	$3,596	$5,369

Net sales	$10,491	$13,533

Non-GAAP gross margin	34%	40%

(1)	During Q1 2007, the Company reduced its forecast outlook for its Sidewinder product line. In connection with this decision, the Company recorded a $3.4 million provision for excess inventory.

ELECTROGLAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 1, 2007	May 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and short term investments	$20,287	$30,788
Accounts receivable, net	8,988	9,855
Inventories	11,974	11,883
Restricted Cash	500	500
Prepaid expenses and other current assets	2,487	2,355
Total current assets	44,236	55,381
Property, plant and equipment, net	4,315	4,779
Goodwill	1,942	1,942
Other assets	3,629	3,732
Total assets	$54,122	$65,834

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,064	$5,953
Accrued liabilities	6,179	6,347
Deferred revenue	755	1,036
Convertible subordinated notes	-	8,486
Total current liabilities	12,998	21,822
Convertible subordinated notes	23,041	22,851
Financial instrument related to convertible debt	3,250	3,192
Non-current liabilities	2,351	2,466
Stockholders’ equity	12,482	15,503
Total liabilities and stockholders’ equity	$54,122	$65,834

Investor and Shareholder Contact:
Electroglas, Inc.
Candi Lattyak
Investor Relations
(408) 528-3801
clattyak@electroglas.com